Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS JULY TRAFFIC
DALLAS, TEXAS – August 6, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.5 billion revenue passenger miles (RPMs) in July 2010, a 3.4 percent increase from the 7.2 billion RPMs flown in July 2009.  Available seat miles (ASMs) increased 1.4 percent to 8.8 billion from the July 2009 level of 8.7 billion.  The load factor for the month was 84.9 percent, a record monthly load factor performance for the Company.  For July 2010, passenger revenue per ASM is estimated to have increased in the 17 to 18 percent range as compared to July 2009.
For the seven months ended July 31, 2010, Southwest flew 44.9 billion RPMs, compared to 43.8 billion RPMs flown for the same period in 2009, an increase of 2.4 percent.  Available seat miles decreased 2.6 percent to 56.9 billion from the 2009 level of 58.4 billion.  The year-to-date load factor was 78.8 percent, compared to 75.0 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JULY

	2010	2009	CHANGE

Revenue passengers carried	8,171,589	8,077,464	1.2%

Enplaned passengers	10,001,004	9,554,999	4.7%

Revenue passenger miles (000)	7,487,360	7,240,727	3.4%

Available seat miles (000)	8,823,489	8,703,631	1.4%

Load factor	84.9%	83.2%	1.7	pts.

Average length of haul	916	896	2.2%

Trips flown	98,665	98,761	(0.1)%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	51,031,846	50,513,325	1.0%

Enplaned passengers	61,249,669	59,110,427	3.6%

Revenue passenger miles (000)	44,855,303	43,815,835	2.4%

Available seat miles (000)	56,914,794	58,428,233	(2.6)%

Load factor	78.8%	75.0%	3.8	pts.

Average length of haul	879	867	1.4%

Trips flown	647,779	667,469	(2.9)%

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